Exhibit 10.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made February 1, 2023 (the “Effective Date”), by and between FRESH TRACKS THERAPEUTICS, INC., a Delaware corporation, with its principal place of business at 5777 Central Avenue, Suite 102, Boulder, CO 80301 (hereafter “Corporation”) and DANCING BEAR CONSULTING, LLC, an Indiana LLC, with a principal place of business at 3rd Street, Carmel, Indiana 46032 (hereafter “Consultant);

WHEREAS, Corporation may have requirements for (“Advisory”) services related to the Corporation’s business, personnel, compliance, operations, strategies, finances, capital requirements and raises, and evaluation, research, development, and testing, and eventual commercialization, of its product portfolio and other assets, as well as any other lawful business purpose (“Purpose”); and

WHEREAS, Consultant is skilled in the provision of Advisory services and is agreeable to providing consulting services to Corporation as requested by Corporation from time to time and provided for in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties do hereby agree as follows:

1.Services.
(a)Scope. Consultant shall provide its services, skills, and knowledge to the tasks assigned to it by Corporation in the delivery of Advisory services for the Purpose ("Services"). Consultant will perform all Services in accordance with all applicable laws, rules, and regulations, and Corporation policies and guidelines.
(b)    Performance. Consultant shall perform all Services through its sole member, Robert B. Brown (“Rob Brown”). Consultant understands and agrees that Consultant is solely responsible for the control and supervision of the means by which the Services are provided consistent with the goal of successfully completing the Services on Corporation’s schedule. During the term of this Agreement, Consultant shall devote best efforts, including time and attention, to providing Services and shall at all times promote the interests and welfare of Corporation. Except as otherwise set forth herein, and subject to this Agreement, including without limitation Section 16, Corporation acknowledges and agrees that Corporation’s retention of Consultant’s Services hereunder shall be non-exclusive. Consultant agrees to actively participate in such meetings designated by Corporation and that Corporation may request travel and in-person participation in Corporation’s various meetings at Corporation’s principal place of business or elsewhere, or at greater frequency, as required by Corporation.
2.    Consideration.
(a)    Monthly Rate. Consultant shall be entitled to compensation from Corporation in the amount of TEN THOUSAND US DOLLARS AND NO CENTS ($10,000.00) per month for the completion of Services during the term of this Agreement satisfactory to Corporation ("Consulting Fees"). For the avoidance of doubt, Corporation shall have no obligation under this Agreement to make any tax gross-up payments in respect of any tax imposed on, or that may be owed by, Consultant pursuant to applicable laws. Consultant shall submit to Corporation monthly invoices in writing requesting payment for Services performed. Invoices shall contain an adequate description of the specific Services performed and include any receipts for reimbursable business expenses as outlined by Section 2(d) below. All such invoices shall be submitted to: invoices@frtx.com.
(b)    ACH Payments. Corporation will pay Consultant net thirty (30) calendar days of receipt of a monthly invoice that complies with the requirements of Section 2(a) and for which Corporation does not dispute any payment obligation. To the extent Corporation does have such a dispute, Corporation shall pay the amounts in the invoice that are not in dispute and promptly seek to resolve said dispute with Consultant. The parties agree that all payments due and owed under this Agreement shall be made through transfers utilizing the Automated Clearing House network (“ACH”) by Corporation to Consultant’s designated bank account for direct deposit. In this regard Consultant hereby agrees to execute and deliver to Corporation within fifteen (15) calendar days of the Effective Date of this Consulting Agreement a signed authorization form containing the payment link for the direct payments by the Corporation to be made and whereby, among other things, Corporation shall be irrevocably authorized by Consultant to initiate ACH transfers for this purpose from the Corporation’s account(s) to Consultant in the amounts owed by Corporation under this Agreement. The parties may agree in a separate writing signed by both to an alternative process for payment other than one outlined in this clause, such as wire transfer or by check, should this be determined to be mutually acceptable during the term of the Agreement.
(c)    Taxes. Consultant shall be solely responsible for any type and kind of taxes that shall occur arising from Consultant's performance of Services and receipt of Consulting Fees or other compensation hereunder, but not including business expenses under Section 2(d).
(d)    Business Expenses. Corporation shall reimburse Consultant for all reasonable, actual, and necessary expenses incurred in providing Services hereunder (including but not limited to coach (not business) airfare, rental car or Uber/Lyft, taxi or the like, lodging, meals), the legitimacy of which shall be substantiated by Consultant through proper documentation including the requirement that Consultant attach receipts to each invoice. Consultant shall not be required to seek Corporation’s pre-approval for any such expense unless it would exceed ONE THOUSAND US DOLLARS ($1,000.00), on an expense-by-expense basis. For avoidance of doubt, Consultant agrees that Corporation will not provide any form of corporate housing while Services are performed. All other expenses incurred hereunder shall be solely borne by Consultant.
3.    Independent Contractor. This Agreement does not create a fiduciary relationship between the parties. Consultant shall be an independent contractor at all times with respect to Corporation. Nothing in this Agreement constitutes or appoints Consultant as an agent, legal representative, partner, employee, or servant of Corporation for any purpose whatsoever. Consultant covenants and agrees that Corporation shall not in any event assume liability for or be deemed liable hereunder as a result of any contract, agreement, understanding, debt, or obligation entered into by Consultant on behalf of Corporation without Corporation’s express prior written consent. As an independent contractor, Consultant shall have no right or authority, either expressed or implied, to assume or create on behalf of Corporation any obligation or responsibility. The authority of Consultant hereunder is strictly limited to the performance of the Services as described herein.

4.    Term and Termination. The term of this Agreement shall commence on the Effective Date and shall continue for one (1) year and be automatically renewed for each successive year, unless terminated as provided herein. In that regard, the Agreement may be terminated by either party: (A) for any reason or no reason upon sixty (60) calendar days prior written notice to the other party, or (B) if one party (a “Defaulting Party”) commits a For Cause Event under this Agreement, the non-Defaulting Party will have the right, but not the obligation, to terminate immediately this Agreement (a “For Cause Termination”), provided that the non-Defaulting Party has notified the Defaulting Party of the specific details of the For Cause Event in writing. A “For Cause Event” shall mean: (A) for Corporation, Corporation’s failure to pay Consultant within forty-five (45) calendar days after any due date required under, and, in accordance with, Section 2 of this Agreement, or (B) for Consultant, Consultant’s breach of this Agreement. With regard to Consultant’s breach, if such breach is not: (i) a “material breach” and (ii) capable of being cured, Consultant shall be permitted to cure such breach, such cure to occur within twenty (20) calendar days of the breach. For avoidance of doubt, a “material breach” for Consultant shall be: (i) breach by Consultant of any of Sections 7, 8, 10, 11, 16, and 17 of the Agreement, or (ii) any act by Consultant that would violate applicable laws, rules, or regulations, or Corporation’s policy or guidelines, in connection with any duties that Consultant may have to the Corporation, or (iii) termination by Corporation under Section 5. In addition, a party may terminate this Agreement, effective immediately upon written notice, should the other party: (i) admit in writing its inability to pay its debts generally as they become due; (ii) make a general assignment for the benefit of creditors; (iii) institute proceedings, or have proceedings instituted against it, seeking relief or reorganization under any laws relating to bankruptcy or insolvency; or (iv) have a court of competent jurisdiction appoint a receiver, liquidator, or trustee over all or substantially all of such party’s property or provide for the liquidation of such party’s property or business affairs (collectively, an “Insolvency Event”). Upon termination, all non-surviving duties and obligations of the parties under this Agreement will cease as of the effective date of termination. All accrued obligations to the date of termination shall be fulfilled and the obligations set forth in Sections 2 (c) and 6 - 26 of the Agreement shall survive the termination or expiration of this Agreement. In addition, if this Agreement is terminated during the first twelve (12) months of the first term (i) for any reason by Corporation other than because of a For Cause Event by Consultant, or (ii) by Consultant because of (x) a For Cause Event by Corporation or (y) an Insolvency Event of Corporation, then Corporation will owe Consultant an amount equal to the Consulting Fees forfeited by Consultant during the remaining number of months left in that first twelve months of the first term of the Agreement and not including any amounts received by Consultant for Consulting Fees during the part of the twelve (12)-month period in which there was no termination taken, such amount not to exceed ONE HUNDRED TWENTY THOUSAND US DOLLARS AND NO CENTS ($120,000.00) (the “Acceleration Payment”). The Acceleration Payment, if any is due, shall be paid by Corporation in accordance with the invoice submission and payment procedures in Section 2, above.

5.    Key Personnel. Rob Brown is essential to the work performed hereunder and forms the essence of this Agreement. In the event Rob Brown is unable, in the opinion of Corporation, to perform hereunder for whatever reason, this Agreement may be immediately terminated by Corporation by serving written notice of termination to Consultant. Such termination shall become effective immediately upon the furnishing of the written notice. Consultant may not assign, delegate, or subcontract any part of the Services without Corporation’s prior written consent. Consultant shall remain liable for the acts of any such approved subcontractor, assignee, or delegate as if performed by Consultant directly for Corporation hereunder.
6.    Nondisclosure. At no time will Consultant divulge or cause to be divulged to any third party (including but not limited to Corporation's customers, suppliers, or competitors) the nature, Purpose, or results of the Consultant's work for Corporation pursuant to this Agreement. If Consultant shall be placed under a legal obligation to disclose any Confidential Information, Consultant shall, if allowed by law, give the

Corporation prompt written notice thereof and permit the Corporation to seek a protective order and/or waive the duty of confidentiality.

7.    Intellectual Property.

(a)Ownership. Consultant hereby covenants and agrees that all work product arising from or directly related to the performance of Services under this Agreement, including but not limited to improvements, inventions, modifications, ideas, discoveries, developments, processes, procedures, designs, trade secrets, technical and engineering reports and designs, business and strategic plans, pictorial works, graphical works, graphical designs, drawings, hardware designs, specifications, draft and final work products, proposed designs, flowcharts, test data, and/or computer programs, and the like (hereafter the “Works”), whether patentable, copyrightable, or not, that Consultant shall conceive or first actually reduce to practice, alone or in conjunction with others, pursuant to the performance of Services hereunder OR from the use of Corporation materials or facilities, shall be the sole and exclusive property of the Corporation. Corporation shall own all right, title, and interest in the Works, including but not limited to all proprietary, patent and copyright rights therein.

(b)Registration and Payments. Furthermore, at the request of Corporation at any time, Consultant shall, at Corporation's expense, execute and deliver applications for patents, trademarks, and registrations for copyright in the United States and any foreign country for the Works, together with assignments by Consultant to Corporation of Consultant's entire interest therein.

(c)Assistance. Consultant shall also provide Corporation such reasonable assistance as requested by Corporation in securing, enforcing, and protecting said applications, registrations, and copyrights, trademarks, and patents. When such Services are requested and rendered during the term of this Agreement, they shall be covered and compensated as part of the Consulting Fees. Should such Services be required after termination of the Agreement, Consultant shall be paid by Corporation at a reasonable hourly rate agreed to between the parties for the assistance needed.

(d)    No Conflicts. Consultant hereby represents, warrants, and covenants that it has the full right, title, and authority to assign any and all intellectual property rights in the Works to Corporation and that such assignment is not subject to the rights of any third party.

8.    Confidentiality.

(a)Defined. During the course of this Agreement, Consultant will acquire and/or develop confidential and proprietary information, including but not limited to improvements, inventions, data, modifications, ideas, discoveries, developments, processes, procedures, designs, trade secrets, technical and engineering reports and information, and designs, scientific, medical, marketing, commercial, financial, legal, human resource-related, clinical, business, and strategic information and plans, pictorial works, graphical works and designs, drawings, specifications, draft and final work products, proposed strategies, plans and designs, flowcharts, organization charts, and/or computer programs, test and clinical data, regarding the operation, products, technologies, and business of Corporation and the like, as well as information a reasonable person would consider to be proprietary and confidential (hereafter the “Confidential Information”). Consultant shall treat and hold in trust and confidence all such Confidential Information during and following Consultant’s acquisition and retention. At no time will Consultant divulge Confidential Information to a third party for any purpose other than for the benefit of the Corporation and with the Corporation’s prior written consent. Consultant will protect the confidentiality of Confidential Information using at least the same level of effort as it uses to protect its own confidential or proprietary information, but in no event may Consultant use less than commercially reasonable efforts.

(b)Exclusions. The restrictions on the use and disclosure of Confidential Information shall not apply to the specific portion of Confidential Information that Consultant can demonstrate: (i) is or becomes generally known or publicly available through no fault of Consultant; (ii) is already known by Consultant at the time of receiving such information, other than under an obligation of non-use or nondisclosure to Corporation or any third party; (iii) is furnished to Consultant, without restriction on disclosure, by a third party who has a lawful right to disclose such information; or (iv) is independently developed by Consultant independently of and without reference to, or use of, any of Corporation’s Confidential Information.

(c)Consultant may disclose specific Confidential Information solely to the extent that such disclosure is required by court order or valid legal process; provided, however, that Consultant: (i) gives prompt written notice to Corporation of the disclosure requirement in order to allow Corporation to obtain any available limitation on or exemption from such disclosure requirement, and (ii) reasonably assist in such efforts by Corporation at Corporation’s cost.

(d)Consultant will not disclose any confidential or proprietary information of third parties to Corporation unless Consultant has the valid, binding legal right to disclose such information to Corporation.

(e)This Section 8 shall survive termination of this Agreement for any reason for a period of fifteen (15) years thereafter.

9.    Title To Work Product. Corporation shall retain sole and exclusive right, title, and interest in and to all written and verbal work product, including the Works, created by Consultant for Corporation hereunder. Consultant may not otherwise use or disclose same to third parties without Corporation's prior written approval.

10.    Materials, Return of Materials. Consultant may continue to use the Corporation laptop that was provided to Rob Brown in connection with the Transition and Release Agreement (defined below), provided that during the Services the laptop shall remain the Corporation’s property. Upon termination of Consultant's engagement with Corporation under this Agreement, or Rob Brown ceasing to be a director of the Corporation’s Board of Directors, whichever is later, Consultant will: (A) subject to the deletion and erasure and other requirements herein and requested by the Corporation to remove permanently all Confidential Information from said laptop, and provided this Agreement has not been terminated by Corporation as a result of a For Cause Termination, be entitled to keep the laptop and title thereto will transfer to Consultant; and (B) promptly return all Confidential Information or at the Corporation’s sole discretion, destroy all information, records, and materials developed in the performance of this Agreement; provided, however, Consultant shall have the right to retain one (1) record copy of such tangible information in its legal files, for use only in complying with Consultant’s continuing obligations to the Corporation hereunder. It is anticipated that Consultant, during the normal course of providing Services to Corporation, will produce and receive electronic files, e-mails, data, and other types of information, including but not limited to Confidential Information, normally stored in computer memory whether the memory is static, dynamic, in fixed or removable storage media, on-line, off-line, remote, or local. Consultant agrees that within five (5) business days following termination of this Agreement, or Rob Brown’s tenure as a director on the Corporation’s Board, whichever is later, and after return of all materials as more explicitly defined in this Agreement, Consultant will completely erase, destroy, and remove all electronic files, data, e-mails, e-mail records, voice mail, voice mail records, and any other information stored in computer memory if that information is in any way related to Services performed for Corporation, or would be Confidential Information of the Corporation hereunder, and further provided that no court order prohibiting destruction, erasure, or removal of same has been served upon Consultant. With regard to the Corporation laptop, and as a pre-condition of transfer of title, Consultant may be requested to physically deliver and/or provide remote access to the laptop so that Corporation may delete or confirm deletion of Corporation’s files and records outlined in this clause and Agreement. If requested by Corporation and provided said request occurs within two (2) years of the termination of Services by Consultant, Consultant agrees to execute an affidavit affirming Consultant's compliance with the obligations outlined in this Section 10. In addition to the retention of the Corporation laptop, upon termination of this Agreement except for a For Cause Event by the Consultant, Consultant will be permitted to use the email rbrown@frtx.com for personal use, provided that all such use is in accordance with applicable law and Corporation’s then current policies regarding use and transmission of data.

11.    Non-Solicitation. For the term of this Agreement and for one (1) year thereafter Consultant will not directly or indirectly solicit, interview, recruit, or hire any of Corporation's employees, key employees, or customers for employment with a person or entity involved in marketing products or services competitive with Corporation. Key employees include supervisory personnel, officers, executives, personnel in charge of any department, section, or subdivision, and project managers or directors, and senior personnel on any individual project or projects. Consultant further agrees that all customers and all prospective customers of Corporation shall be solely the customers of Corporation. Consultant therefore shall not for a period of one (1) year immediately following termination of Consultant's engagement with Corporation either directly or indirectly solicit business as to products or services competitive with those of Corporation from any of Corporation's customers with whom Consultant has had contact within one (1) year prior to termination.

12.    Maintenance Of Records. Consultant agrees to keep and maintain adequate and current written records of all inventions and other Works made by Consultant related to the Services provided hereunder which records shall be available to and remain the sole and exclusive property of Corporation.

13.    Prior Inventions. It is understood that all inventions, if any, patented or unpatented, that Consultant made prior to engagement by Corporation are excluded from the scope of this Agreement. Consultant represents and warrants that it has no such prior inventions. Consultant agrees to notify Corporation in writing before making any disclosure or performing any Services on behalf of Corporation that appears to threaten or conflict with proprietary rights Consultant claims in any invention or idea. In the event Consultant fails to give such notice, Consultant agrees to make no claim against Corporation with respect to any such inventions or ideas.

14.     Representations and Warranties. Consultant hereby represents, warrants, and covenants that: (a) Consultant will perform, and is responsible for conducting, the Services in compliance with all applicable laws, rules, and regulations, and Corporation policies and guidelines; (b) all Works will be an original work of Consultant and any third parties that may have any rights to such Works will have executed assignment of those rights ato Corporation that are reasonably acceptable to Corporation; (c) the performance of the Services by Consultant will not infringe the intellectual property rights of any third party;

(d) Consultant has full right and power to enter into and perform this Agreement without the consent, registration, approval, or granting of a license or permit by or of any third party; (e) each manager, owner, employee, representative, and subcontractor of Consultant, if any, who will receive or have access to Confidential Information and/or perform Services hereunder will agree in writing to assign any and all rights, title, and interest in and to all Works to Consultant so that Consultant may assign the same to Corporation and to protect the Confidential Information in accordance with this Agreement, and (f) Consultant has obtained, and will maintain, during the term of the Agreement all permits, licenses, approvals, and registrations necessary for it or its subcontractors to perform the Services.

15.    Trade Secrets of Others/Other Obligations. Consultant represents, warrants, and covenants that the performance under this Agreement does not and will not breach any agreement to maintain the confidence of proprietary information acquired by Consultant in confidence prior to Consultant's engagement with Corporation. Consultant will not disclose to Corporation or induce Corporation to use any such proprietary information or proprietary information or material belonging to any previous employer or others. Consultant agrees not to enter into any oral or written agreement in conflict with this Agreement. Consultant acknowledges that Corporation from time to time may have agreements with other persons or with the United States government or agencies thereof that impose obligations or restrictions on Corporation regarding inventions made during the course of Services or regarding the confidential nature of such Services. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of Corporation.

16.    Conflicts. This Agreement is non-exclusive in nature and during the term of this Agreement, Consultant may engage in consulting activities for any third party; provided, however, that unless Corporation consents in writing thereto, (i) no works performed by Consultant for any third party shall conflict with Consultant's obligations as set forth in this Agreement, specifically including but not limited to provisions of performance or confidentiality, and (ii) Consultant hereby agrees and covenants that during the term it will not provide Services for any third party if such third party is developing any product that could compete with any product currently being developed, or that may be developed, during the term by Corporation.

17.    Work Made For Hire.

(a)Proprietary Right. Consultant acknowledges that the “Works” specified or created hereunder have been specifically ordered and commissioned by and are being created under the direction and control of Corporation. Consultant hereby acknowledges and agrees that the Works shall be works made for hire by an independent contractor as defined in the United States Copyright Laws (17 U.S.C. Sections 101 et seq.). Pursuant to this Agreement, the Works are the sole and exclusive property of Corporation free and clear from all claims and rights, or encumbrances, of any nature relating to the Consultant's contributions and efforts, including but not limited to the right to copyright the Works in the name of Consultant as author and proprietor thereof and any termination rights applicable thereto.

(b)Publishing. Consultant shall not be permitted to publish articles or otherwise disseminate information that utilizes knowledge obtained from or is otherwise related to Services performed under this Agreement without prior written consent from the Corporation.

(c)Assignment. Consultant agrees that, in the event these Works are determined by a Court of competent jurisdiction not to be works made for hire under the Federal Copyright Laws, this Agreement shall operate as an irrevocable assignment by Consultant to Corporation of the copyrights in the Works, including all rights in perpetuity, and including the right to display the Works and prepare derivative works. Under this irrevocable assignment, Consultant hereby assigns to Corporation the sole and exclusive rights, title, and interest in and to the Works without consideration beyond payment by Corporation for the Services rendered by Consultant hereunder.

18.    Indemnification and Insurance. Consultant shall defend, indemnify, and hold harmless Corporation and its officers, agents, representatives, employees, and directors for any and all loss or damage and from all third-party claims for injury, death, loss, or damage of any kind or character, resulting from the negligence of Consultant or Consultant’s breach of this Agreement, by whomsoever asserted, except for injuries or damage resulting directly from and proximately caused by the negligence of Corporation, its employees, officers, directors, agents, or representatives. Corporation agrees to defend, indemnify, and hold harmless Consultant against and from any third-party claims directly resulting from Corporation’s negligence; provided, however, Corporation will not be liable for any claim arising out of Consultant’s breach of this Agreement or the negligent acts of Consultant or Consultant’s respective employees, officers, directors, agents, representatives, or subcontractors, if any.
The indemnified party shall (i) give the indemnifying party prompt written notice of any claim, suit, or action brought against the indemnified party, (ii) allow the indemnifying party to defend the same (without prejudice to the right of the indemnified party to participate at its expense through counsel of its own choosing), (iii) render the indemnifying party all assistance reasonably necessary in defending against such claim, suit, or action at the indemnifying party’s expense, and (iv) refrain from compromising or settling such claim or action without the indemnifying party’s prior written consent, where such consent shall not be unreasonably withheld or delayed.
Each party shall procure and maintain insurance adequate to cover its indemnity obligations hereunder.

19.    Notices. Any notice, instruction, or communication required or permitted to be given under this Agreement to any party shall be in writing and shall be given by personal delivery or sent by certified mail, return receipt requested, or internationally recognized air courier, postage or fees paid, addressed to such party at the address set forth on the first page of this Agreement or to such other address as such party may request by written notice. Any such notice, instruction, or communication shall be deemed given when actually received.

20.    Governing Law. This Agreement shall be governed by the laws of the State of Colorado, without regard to conflicts of law provisions.

21.    Prior Employment/Board Service/Entire Agreement. Rob Brown was an employee of Corporation and was a party to a certain Employment Agreement dated November 16, 2018 (the “Employment Agreement”), and is a party to the Transition and Release Agreement with the Corporation dated January 27, 2023 (the “Transition and Release Agreement”), a certain Employee Confidentiality and Inventions Assignment Agreement dated July 8, 2021, and retroactively applied to November 16, 2018 (the “CIAA”), and a certain Indemnification Agreement dated January 1, 2019 (the “Indemnification Agreement”). This Agreement, which involves different parties, does not supersede, cancel, replace, modify, or otherwise amend the Transition and Release Agreement, the CIAA (including, without limit, Sections 1, 2, 4 or 7 thereof), and/or the Indemnification Agreement. Furthermore, the Employment Agreement has been terminated (except for provisions that survive) and such termination is made and documented in the Transition and Release Agreement. In addition, the parties acknowledge that Rob Brown is now and will in the future serve as a member of the Corporation’s Board of Directors at the discretion of the Board of Directors and approval of shareholders of the Corporation and that this Agreement and any agreement governing such service as a member of the Corporation’s Board of Directors are separate and distinct legal agreements. This Agreement states the entire agreement between the parties with respect to the subject matter hereof and all prior and contemporaneous understandings, representations, and agreements are merged herein and superseded hereby. No alteration, modification, release, or waiver of this Agreement or any of its provisions shall be effective unless agreed to in writing and executed by both parties. Neither party has relied upon any oral representation of the other party in entering into this Agreement. Neither this Agreement nor prior dealings between the parties represent a commitment by Corporation to engage Consultant for a certain number of hours or for a specific number of tasks.

22.    Dispute Resolution. Except for actions involving injunctive relief, if a dispute arises out of or relates to this Agreement, or the breach thereof, the parties agree to submit the dispute to arbitration under the rules of the American Arbitration Association. Venue for any dispute resolution proceeding shall be in the State of Colorado in Boulder County. The decision by the arbitrators shall be final, binding, and conclusive on the parties, except that either party may petition for equitable or other relief to enforce any arbitral award. The party prevailing in arbitration shall be awarded its reasonable attorney fees and costs of arbitration from the losing party.

23.    Equitable Relief. Consultant agrees that it would be difficult to measure the damage to Corporation from any breach by Consultant of any of the provisions of Sections 6 - 17, that injury to Corporation from such breach by Consultant would be impossible to calculate, and that money damages may therefore be an inadequate remedy for such breach. Accordingly, Consultant agrees that if Consultant breaches any of Sections 6 - 17, Corporation may be entitled, in addition to all other remedies it may have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damage by Corporation. With regard to claims involving injunctive relief, and notwithstanding Section 22 above, any action to interpret or enforce this Agreement shall occur in a court of competent jurisdiction in Boulder County, Colorado.

24.    Force Majeure. Neither party will be held liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes (other than on the part of employees of the affected party), lockouts (other than on the part of the affected party), or other labor disturbances (other than involving the employees of the affected party), acts of God, or acts, omissions, or delays in acting by any governmental authority, or epidemic or pandemic. A party claiming relief under this Section shall give the other party written notice claiming relief under this Section within three (3) business days of the occurrence of the event giving rise to the force majeure and the relief under this Section shall continue only during the pendency of the force majeure event.

25.    Severability. If any provision of this Agreement is held to be invalid, unenforceable, or illegal by a court of competent jurisdiction, or an arbitrator, such ruling will not affect or impair the validity, enforceability, or legality of any remaining portions of this Agreement, and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law. All remaining portions of the Agreement will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part.

26.    Waiver, Amendments. No waiver by the parties of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the parties of any right under this Agreement shall be construed as a waiver of any other right. A party shall not be required to give notice to the other party to enforce strict adherence to all terms of this Agreement. The parties may only amend or modify this Agreement by a separate document duly signed by each party and no provision may be waived by a party unless such waiver is in a separate signed writing.
27.    No Assignment. This Agreement may not be assigned by Consultant without Corporation’s prior written consent. This Agreement may not be assigned by Corporation without Consultant’s consent, except that no such consent shall be required for Corporation to assign its rights or transfer its obligations to its Affiliates or subsidiaries, or in connection with the sale, transfer, or assignment of the majority of its stock, or all or substantially all of its assets to which this Agreement relates, whether as part of a merger, acquisition, or asset sale. Any assignment in violation of this Agreement will be null and void. This Agreement benefits and binds the parties and their respective successors and permitted assigns. For purposes of this Agreement, an entity shall be deemed to be an “Affiliate” of a party if it is a company, corporation, or other business entity, that is controlling, controlled by, or under common control with such party. For the purposes of such definition, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the equity interest or voting securities in such corporation or business entity, or the ability in fact to control the management decisions of such corporation or business entity.
28.    Counterparts. This Agreement may be executed in any number of counterparts, including by .pdf signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

INTENDING TO BE BOUND HEREBY, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

FRESH TRACKS THERAPEUTICS, INC.		DANCING BEAR CONSULTING, LLC

By:	/s/ David R. McAvoy	By:	/s/ Robert B. Brown
Name: David R. McAvoy		Name: Robert B. Brown
Title: General Counsel and CCO		Title: President and Owner

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